Exhibit 99.3

USANA Board of Directors Appoints Dave Wentz and Kevin Guest as Co-Chief Executive Officers

SALT LAKE CITY--(BUSINESS WIRE)--August 4, 2015--USANA Health Sciences, Inc. (NYSE: USNA) today announced that the Board of Directors has appointed Dave Wentz and Kevin Guest as Co-Chief Executive Officers of the Company, effective immediately. Mr. Wentz will oversee USANA’s global operations, while Mr. Guest will lead USANA’s worldwide field development and sales efforts. Both Mr. Guest and Mr. Wentz will report directly to the Board of Directors.

Dr. Myron Wentz, USANA’s founder and Chairman of the Board, commented, “Kevin has been with USANA for over 20 years, most recently as President, and has played a key role in leading USANA to new heights in sales and financial performance. Dave has also been with USANA for over 20 years and has served in executive positions for much of that time, most recently as Chief Executive Officer. As USANA approaches the $1 billion revenue milestone, the Board is preparing for the next chapter of growth. With USANA’s expanding global presence, and the demands on the chief executive position, the Board determined that a division of responsibilities within the CEO role would maximize USANA’s potential.”

Dave Wentz commented, “Kevin and I have worked as a team both formally and informally for more than 20 years, and he has demonstrated his leadership skills as President of our company. It is exciting to be able to recognize Kevin for his contributions and have him join me as Co-CEO. I look forward to sharing with him the growing CEO responsibilities as USANA capitalizes on its many growth and expansion opportunities.”

Kevin Guest commented, “I am honored by the recognition from the Board of Directors and Dave. Dave and I have worked side by side to achieve many goals over the years, and I look forward to working with Dave and the rest of our team as we take USANA to the next stage of growth.”

USANA also reported today that Paul Jones, Chief Financial Officer, has been appointed Chief Leadership Development Officer, where he will be responsible for the key role of overseeing USANA’s global executive development and succession planning program. Mr. Jones will continue his CFO responsibilities while the Company initiates a search for a new Chief Financial Officer.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations